UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 23, 2006

(Date of earliest event reported)

SUPPORTSOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30901	94-3282005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Broadway, Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 556-9440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Based upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, the Board of Directors appointed Kevin C. Eichler as Chairman of the Board of Directors of SupportSoft, Inc. effective May 23, 2006. Mr. Eichler replaces Radha R. Basu, who will continue to serve as a member of the Board. Mr. Eichler is an independent director as defined by applicable rules and regulations of the Securities Exchange Commission and The Nasdaq National Market. The position of independent lead director has been dissolved.

Based upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors and market data of similar-sized public companies, the Board of Directors increased the annual cash compensation of each non-employee member of the Board by $10,000 and directed the $50,000 previously payable to the independent lead director to be paid to the independent chairman of the Board, effective July 1, 2006. As a result, the non-employee directors shall receive an annual retainer of $30,000 for serving as a director, an additional annual retainer of $10,000 for serving as a chairman of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee, and an additional annual retainer of $50,000 for serving as the independent chairman of the Board. The retainers are paid quarterly and in advance. The resulting annual cash retainer for each non-employee board member, effective July 1, 2006, is set forth in the table below.

Based upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, the following independent directors have been appointed to the committees as set forth below:

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Annual Cash Retainer
Kevin C. Eichler	Member		Chairman	$90,000
Manuel Diaz	Member	Member	Member	$30,000
Martin O’Malley	Chairman	Member		$40,000
James Thanos		Chairman	Member	$40,000

Following the Company’s annual meeting of stockholders on May 23, 2006, each non-employee director also received an option to purchase an aggregate of 10,000 shares in accordance with the previously-disclosed equity compensation component of non-employee director compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2006

SUPPORTSOFT, INC.

By:	/s/ Ken Owyang
Ken Owyang
Chief Financial Officer and Senior Vice President of Finance and Administration
(Principal Financial Officer and Chief Accounting Officer)